Exhibit 99.1

Contacts:
Carol DeGuzman	Katie Compa
Senior Director, Investor Relations	Media
650-246-6898	WeissComm Partners
investors@anesiva.com	415-946-1078
kcompa@wcpglobal.com

ANESIVA ANNOUNCES APPOINTMENT OF WILLIAM HOUGHTON, M.D. AS SENIOR VICE PRESIDENT AND CHIEF MEDICAL OFFICER

SOUTH SAN FRANCISCO, Calif., September 2, 2008 – Anesiva, Inc. (Nasdaq: ANSV) today announced that William Houghton, M.D. has joined the company as senior vice president and chief medical officer. Dr. Houghton will lead Anesiva’s clinical and regulatory functions.

“Bill brings to Anesiva deep commercial and product development expertise with pain management products, and a medical background in anesthesiology,” said president and CEO Michael L. Kranda. “He fills a key role as we proceed with the clinical development of Adlea for the management of acute pain following orthopedic surgeries, pursue approval of the adult indication for Zingo, and evaluate strategies to increase the clinical and commercial potential of these products. I also look forward to working with Bill to evaluate opportunities to expand Anesiva’s portfolio of pain management products.”

Dr. Houghton has more than 20 years of clinical development and regulatory affairs experience. Prior to joining Anesiva, he was chief medical officer of Eleos, Inc., a private company. From 2005 to 2007 he was vice president, clinical and regulatory affairs for Alexza Pharmaceuticals, Inc., where he was responsible for the development and conduct of clinical trials for a novel Fentanyl formulation, among others. From 1998 to 2005, Dr. Houghton was associated with Orphan Medical, Inc., where he directed regulatory and clinical development strategies, and provided scientific support of commercialized products. He began his career in industry with Abbott Laboratories, Inc. in 1984 where he worked until 1995. Most recently, from 1992 to 1995, he was medical director of Abbott’s hospital products division, providing medical support to the business units for anesthesia and pain management, including both pharmaceutical and device aspects. Prior to joining industry, Dr. Houghton was a practicing physician in Australia. He received his M.D. degree from the University of Sydney (Australia).

“I am pleased to join Anesiva at this exciting time, with Zingo on the U.S. market for treating pain associated with peripheral venous access procedures in children, and Adlea advancing in clinical development,” said Dr. Houghton. “These products form a strong foundation upon which to build a leading pain management franchise.”

About Anesiva and its Pipeline of Pain Products

Anesiva, Inc. is a commercial-stage specialty pharmaceutical company that seeks to be a leader in the development and commercialization of novel pharmaceutical products for pain management. The company’s first commercial product, Zingo™, is available in the U.S. for the reduction of pain associated with peripheral venous access procedures in children ages three to 18. For full Zingo prescribing information and other information, visit www.zingo.com. An application is under FDA review to expand the Zingo label indication to include adults.

The next product in Anesiva’s pipeline, Adlea™, is currently being evaluated in multiple clinical trials for the management of acute pain following orthopedic surgeries. Adlea has been shown in Phase 2 trials to reduce pain after only a single administration for weeks to months in multiple indications for site-specific, acute and chronic, moderate-to-severe pain.

Anesiva is based in South San Francisco, CA. For more information about Anesiva’s leadership in the development and commercialization of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to www.anesiva.com.

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